NEWS RELEASE

For Immediate Release

Contact: Glen Akselrod, Bristol Capital

(905) 326-1888, Ext. 1

glen@bristolir.com

Aqua Metals Suffers Significant Fire Damage

Management is Currently Reviewing Available Insurance Coverage for Plant/Equipment
Damage and Business Interruption Losses in Effort to Fund Recovery

MCCARRAN, NV., December 2, 2019 (GLOBE NEWSWIRE) — Aqua Metals, Inc. (NASDAQ: AQMS) (“Aqua Metals” or the “Company”), which is reinventing lead recycling with its AquaRefining™ technology, today announced that on Friday evening, November 29, 2019, a fire occurred in the AquaRefining area of the plant. The fire took place in the evening and, fortunately, there were no injuries as the building was vacant at the time. Local fire authorities responded rapidly and extinguished the fire that evening.

The cause of the fire is presently unknown and the Company is working with the local authorities and other parties to investigate the origin of ignition and root cause. The flames at one point reached the upper roofline of the AquaRefinery area and damaged the roof. The fire and related intense heat and smoke caused significant damage to a material amount of equipment in the AquaRefinery area, including all 16 AquaRefining modules, control wiring and other supporting infrastructure. In addition, approximately 1,600 gallons of AquaRefining concentrate was released within the plant due to a tank succumbing to intense heat. That concentrate, along with thousands of gallons of water deployed to extinguish the fire, resulted in approximately 1 inch of liquid to spread throughout the entire plant and reached the in-plant operational offices. Fortunately, this liquid remains contained within the plant and the

Company has already deployed measures to recapture the liquid and begun placing it into its water treatment plant and tanks. The floor to ceiling firewall between the AquaRefining area and the rest of the plant appears to have isolated most of the damage to the AquaRefining area. The firewall also appears to have spared the key front-end process equipment such as the battery breaker/separation system, concentrate production area, kettles and ingot casting, water treatment and recovery and other important areas of the plant. The administrative office area also appears to have remained intact.

Most of the power to the building will remain off until the Company, utility provider and local regulators are confident that it is safe to begin returning power. In the meantime, generators have been deployed for various critical systems including safety and security.

After initial damage assessments, the Company believes that it will incur a material cost and experience a material delay in operating any processes within the plant. Specifics on timelines, costs and availability of insurance coverage will be determined as we progress with inspections, assess damage and plan accordingly. The Company, however, expects that the recovery and rebuild of the AquaRefining area could take several months or more. The Company has already been working closely to coordinate recovery activities and plans with our supportive Operations Management and Maintenance partner, Veolia.

“First, I am most thankful that this major event did not result in any injuries. Second, I want to sincerely thank the Storey County Fire Protection District, Reno Fire Department, Sparks Fire Department, North Lyon County Fire Protection District, and Truckee Meadows Fire Protection District for their rapid and effective response which clearly greatly reduced the potential damage this fire could have caused”, stated Steve Cotton, President and CEO. “We have up to $50,000,000 in property casualty and business continuity and loss of production coverages and we are currently reviewing available insurance coverage. We will pursue all available claims for insurance recovery to restore the AquaRefinery to its pre-fire state and commencement of operations of all 16 AquaRefining modules.”

As information develops, the Company will provide important updates to keep everyone informed.

Figure 1 – Flames inside the AquaRefining area reached the roofline.

Figure 2 – In the foreground, one of the concentrate tanks succumbed to the flames. Also pictured is representative damage to the control wiring, part of the AquaRefined lead conveyance system which melted as well due to the intense heat.

Figure 3 – All 16 of the AquaRefining modules suffered damage – assessments will continue

About Aqua Metals

Aqua Metals, Inc. (NASDAQ:AQMS) is reinventing lead recycling with its patented AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular systems are intended to allow the Company to vastly reduce environmental impact and scale lead acid recycling production capacity by licensing the AquaRefining technology to partners. This could help to meet growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, lead acid batteries which are in electric vehicles, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in McCarran, NV, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. The forward-looking statements in this release include expectations for the Company’s ability to recover from the fire damage incurred at the TRIC facility and resume lead recycling operations, and the availability of insurance to fund some or all of the recovery and related costs. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that the damages and costs relating to the fire at TRIC are substantially greater than estimated as of the date of this release, (2) the risk that the Company’s insurance policies may not cover all or a significant amount of the cost of restoring TRIC to its pre-fire state and resuming operations, (3) the risk that the Company may not otherwise be able to fund the restoration of TRIC to its pre-fire state and resume operations in the event that insurance proceeds are unavailable or and (4) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed on November 12, 2019 and subsequent SEC filings. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.